Exhibit 16.1

June 28, 2021

Office of the Chief Accountant

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read the statements under Item 4.01 of the Current Report on Form 8-K of COMSovereign Holding Corp. to be filed with the Securities and Exchange Commission on or about June 30, 2021. We agree with all statements pertaining to us. We have no basis on which to agree or disagree with the other statements contained therein.

Very truly yours,

/s/ HASKELL & WHITE LLP
HASKELL & WHITE LLP